SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1 )*

American Safety Insurance Holdings, Ltd.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

G02995101

(CUSIP Number)

February 20, 1998

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

Rule 13d-1(b)

Rule 13d-1(c)

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

1

NAME OF REPORTING PERSON

Walsh R.E., Ltd.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

34-1303458

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)   (b)

(See Instructions)

N/A

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

OH

5.

SOLE VOTING POWER

         NUMBER OF

270,005

  SHARES

------------------------------------------------------------------------

       BENEFICIALLY

          OWNED BY

6.

SHARED VOTING POWER

   EACH

0

        REPORTING

------------------------------------------------------------------------

           PERSON

 WITH

7.

SOLE DISPOSITIVE POWER

270,005

------------------------------------------------------------------------

8.

SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING

PERSON

270,005

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

CERTAIN SHARES

             N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.8%

12.

TYPE OF REPORTING PERSON

OO

1

NAME OF REPORTING PERSON

Dennis N. Walsh

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

N/A

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)   (b)

(See Instructions)

N/A

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

5.

SOLE VOTING POWER

         NUMBER OF

323,455*

  SHARES

------------------------------------------------------------------------

       BENEFICIALLY

          OWNED BY

6.

SHARED VOTING POWER

   EACH

9,600*

        REPORTING

------------------------------------------------------------------------

           PERSON

 WITH

7.

SOLE DISPOSITIVE POWER

323,455*

------------------------------------------------------------------------

8.

SHARED DISPOSITIVE POWER

9,600*

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING

PERSON

333,055*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

CERTAIN SHARES*

             N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.8%

12.

TYPE OF REPORTING PERSON

IN

----------------------------------------------------------------------------------------------------------------------

* Includes (i) 270,005 shares owned by Walsh R.E., Ltd., an Ohio limited liability company, as to which Mr. Walsh may be deemed to exercise sole voting and dispositive power by virtue of his serving as President of such entity; (ii) 9,600 shares held by the Norman E. Walsh, Sr. Irrevocable Trust  dated April 23, 1991, as to which trust Mr. Walsh acts as Co-Trustee; and (iii) 8,200 shares of common stock held by the Norman E. Walsh, Sr. Revocable Trust dated August 14, 2003, as to which trust Mr. Walsh acts as sole Trustee.

1.        NAME OF REPORTING PERSON

Norman E. Walsh, Sr. Irrevocable Trust

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

34-6950524

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)   (b)

(See Instructions)

N/A

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

OH

5.

SOLE VOTING POWER

         NUMBER OF

9,600

  SHARES

------------------------------------------------------------------------

       BENEFICIALLY

          OWNED BY

6.

SHARED VOTING POWER

   EACH

0

        REPORTING

------------------------------------------------------------------------

           PERSON

 WITH

7.

SOLE DISPOSITIVE POWER

9,600

------------------------------------------------------------------------

8.

SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING

PERSON

9,600

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

CERTAIN SHARES

             N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.

TYPE OF REPORTING PERSON

OO

1

NAME OF REPORTING PERSON

Norman E. Walsh, Sr. Revocable Trust

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

20-6171794

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)   (b)

(See Instructions)

N/A

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

OH

5.

SOLE VOTING POWER

         NUMBER OF

8,200

  SHARES

------------------------------------------------------------------------

       BENEFICIALLY

          OWNED BY

6.

SHARED VOTING POWER

   EACH

0

        REPORTING

------------------------------------------------------------------------

           PERSON

 WITH

7.

SOLE DISPOSITIVE POWER

8,200

------------------------------------------------------------------------

8.

SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING

PERSON

8,200

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

CERTAIN SHARES

             N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.

TYPE OF REPORTING PERSON

OO

1

NAME OF REPORTING PERSON

Timothy E. Walsh

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

N/A

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)   (b)

(See Instructions)

N/A

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

OH

5.

SOLE VOTING POWER

         NUMBER OF

134,554

  SHARES

------------------------------------------------------------------------

       BENEFICIALLY

          OWNED BY

6.

SHARED VOTING POWER

   EACH

0

        REPORTING

------------------------------------------------------------------------

           PERSON

 WITH

7.

SOLE DISPOSITIVE POWER

134,554

------------------------------------------------------------------------

8.

SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING

PERSON

134,554

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

CERTAIN SHARES

             N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.9%

12.

TYPE OF REPORTING PERSON

IN

1

NAME OF REPORTING PERSON

Kevin M. Walsh

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

N/A

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)   (b)

(See Instructions)

N/A

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

OH

5.

SOLE VOTING POWER

         NUMBER OF

25,542

  SHARES

------------------------------------------------------------------------

       BENEFICIALLY

          OWNED BY

6.

SHARED VOTING POWER

   EACH

0

        REPORTING

------------------------------------------------------------------------

           PERSON

 WITH

7.

SOLE DISPOSITIVE POWER

25,542

------------------------------------------------------------------------

8.

SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING

PERSON

25,542

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

CERTAIN SHARES

             N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%

12.

TYPE OF REPORTING PERSON

IN

1

NAME OF REPORTING PERSON

Norman E. Walsh, Jr.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

N/A

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)   (b)

(See Instructions)

N/A

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

OH

5.

SOLE VOTING POWER

         NUMBER OF

11,621

  SHARES

------------------------------------------------------------------------

       BENEFICIALLY

          OWNED BY

6.

SHARED VOTING POWER

   EACH

9,600**

        REPORTING

------------------------------------------------------------------------

           PERSON

 WITH

7.

SOLE DISPOSITIVE POWER

11,621

------------------------------------------------------------------------

8.

SHARED DISPOSITIVE POWER

9,600**

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING

PERSON

21,221**

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

CERTAIN SHARES

             N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%

12.

TYPE OF REPORTING PERSON

IN

----------------------------------------------------------------------------------------------------------------------

** Includes 9,600 shares held by the Norman E. Walsh, Sr. Irrevocable Trust  dated April 23, 1991, as to which trust Mr. Walsh acts as Co-Trustee.

1

NAME OF REPORTING PERSON

Leslie G. Walsh

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

N/A

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)   (b)

(See Instructions)

N/A

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

OH

5.

SOLE VOTING POWER

         NUMBER OF

24,803

  SHARES

------------------------------------------------------------------------

       BENEFICIALLY

          OWNED BY

6.

SHARED VOTING POWER

   EACH

0

        REPORTING

------------------------------------------------------------------------

           PERSON

 WITH

7.

SOLE DISPOSITIVE POWER

24,803

------------------------------------------------------------------------

8.

SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING

PERSON

24,803

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

CERTAIN SHARES

             N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%

12.

TYPE OF REPORTING PERSON

IN

1

NAME OF REPORTING PERSON

Beth A. Walsh

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

N/A

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)   (b)

(See Instructions)

N/A

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

OH

5.

SOLE VOTING POWER

         NUMBER OF

6,514

  SHARES

------------------------------------------------------------------------

       BENEFICIALLY

          OWNED BY

6.

SHARED VOTING POWER

   EACH

0

        REPORTING

------------------------------------------------------------------------

           PERSON

 WITH

7.

SOLE DISPOSITIVE POWER

6,514

------------------------------------------------------------------------

8.

SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING

PERSON

6,514

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

CERTAIN SHARES

             N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.09%

12.

TYPE OF REPORTING PERSON

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item

1(a)

Name of Issuer:

American Safety Insurance Holdings, Ltd.

1(b)

Address of Issuer’s Principal Executive Office:

44 Church Street

P.O. Box HM2064

Hamilton HM HX, Bermuda

Item

2. (a)-(c)

Name, Principal Business Address and Citizenship of Persons Filing:

(1)

Walsh R.E., Ltd.

588 Washburn Rd.

Tallmadge, OH  44278

Citizenship: Ohio

(2)

Dennis N. Walsh

588 Washburn Rd.

Tallmadge, OH  44278

United States Citizen

(3)

Norman E. Walsh, Sr. Irrevocable Trust

1405 Newton Street

Tallmadge, Ohio 44278

Citizenship: Ohio

(4)

Norman E. Walsh, Sr. Revocable Trust

1405 Newton Street

Tallmadge, Ohio 44278

Citizenship: Ohio

(5)

Timothy E. Walsh

1405 Newton Street

Tallmadge, Ohio 44278

United States Citizen

(6)

Kevin M. Walsh

1405 Newton Street

Tallmadge, Ohio 44278

United States Citizen

(7)

Norman E. Walsh, JR.

406 Starr Line Drive

Tallmadge, OH 44278

United States Citizen

(8)

Leslie G. Walsh

3924 Ranfield Road

Brimfield, OH 44240

United States Citizen

(9)

Beth A. Walsh

3924 Ranfield Road

Brimfield, OH 44240

United States Citizen

2(d)

Title of Class of Securities:

Common Stock, $.01 par value.

2(e)

CUSIP No.:

G02995101

Item

3.

Type of Person Filing:

Not Applicable

This Schedule 13G is being jointly filed by each of the filing persons pursuant to Rule 13d-1(k)(1) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Act"): (i) Walsh R. E., Ltd. an Ohio limited liability company (“Walsh R. E.”), (ii) Dennis N. Walsh, President of Walsh R. E., Co-Trustee of the Norman E. Walsh, Sr. Irrevocable Trust and Trustee of the Norman E. Walsh, Sr. Revocable Trust, (iii) the Norman E. Walsh, Sr. Irrevocable Trust (the "Irrevocable Trust"), (iv) the Norman E. Walsh, Sr. Revocable Trust (the “Revocable Trust”), (v) Timothy E. Walsh, (vi) Kevin M. Walsh, (vii) Norman E. Walsh, Jr., Co-Trustee of the Irrevocable Trust, (viii) Leslie G. Walsh and (ix) Beth A. Walsh ((i)-(ix) being collectively the "Filing Persons"). Dennis N. Walsh, Timothy E. Walsh, Kevin M. Walsh, Norman E. Walsh, Jr. and Leslie G. Walsh are brothers. Leslie G. Walsh and Beth A. Walsh are husband and wife. The Filing Persons have entered into a Joint Filing Agreement, dated as of April 26, 2004, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Filing Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act. The Filing Persons expressly disclaim that they have agreed to act as a group.

Item

4.

Ownership:

A.

Walsh R.E., Ltd

(a)

Amount Beneficially Owned:

270,005

(b)

Percent of Class:

3.8%

(c)

Number of shares to which the person has:

(i) sole power to vote or to direct the vote:

270,005

(ii) shared power to vote or to direct the vote:

0

(iii) sole power to dispose or to direct the deposition of:

270,005

(iv) shared power to dispose or to direct the disposition of : 0

B.

Dennis N. Walsh

(a)

Amount Beneficially Owned:

333,055*

(b)

Percent of Class:

4.8%*

(c)

Number of shares to which the person has:

(i) sole power to vote or to direct the vote:

323,455*

(ii) shared power to vote or to direct the vote:

9,600*

(iii) sole power to dispose or to direct the deposition of:     323,455*

(iv) shared power to dispose or to direct the disposition of : 9,600*

C.

Norman E. Walsh, Sr. Irrevocable Trust

(a)

Amount Beneficially Owned:

9,600

(b)

Percent of Class:

0.1%

(c)

Number of shares to which the person has:

(i) sole power to vote or to direct the vote:

9,600

(ii) shared power to vote or to direct the vote:

0

(iii) sole power to dispose or to direct the deposition of:

9,600

(iv) shared power to dispose or to direct the disposition of : 0

D.

Norman E. Walsh, Sr. Revocable Trust

(a)

Amount Beneficially Owned:

 8,200

(b)

Percent of Class:

0.1%

(c)

Number of shares to which the person has:

(i) sole power to vote or to direct the vote:

8,200

(ii) shared power to vote or to direct the vote:

0

(iii) sole power to dispose or to direct the deposition of:

8,200

(iv) shared power to dispose or to direct the disposition of : 0

E.

Timothy E. Walsh

(a)

Amount Beneficially Owned:

134,554

(b)

Percent of Class:

1.9%

(c)

Number of shares to which the person has:

(i) sole power to vote or to direct the vote:

134,554

(ii) shared power to vote or to direct the vote:

0

(iii) sole power to dispose or to direct the deposition of:

134,554

(iv) shared power to dispose or to direct the disposition of : 0

E.

Kevin M. Walsh

(a)

Amount Beneficially Owned:

25,542

(b)

Percent of Class:

0.3%

(c)

Number of shares to which the person has:

(i) sole power to vote or to direct the vote:

25,542

(ii) shared power to vote or to direct the vote:

0

(iii) sole power to dispose or to direct the deposition of:

25,542

(iv) shared power to dispose or to direct the disposition of : 0

F.

Norman E. Walsh, Jr.

(a)

Amount Beneficially Owned:

21,221**

(b)

Percent of Class:

0.3%

(c)

Number of shares to which the person has:

(i) sole power to vote or to direct the vote:

11,621

(ii) shared power to vote or to direct the vote:

9,600**

(iii) sole power to dispose or to direct the deposition of:

11,621

(iv) shared power to dispose or to direct the disposition of : 9,600**

G.

Leslie G. Walsh

(a)

Amount Beneficially Owned:

24,803

(b)

Percent of Class:

0.3%

(c)

Number of shares to which the person has:

(i) sole power to vote or to direct the vote:

24,803

(ii) shared power to vote or to direct the vote:

0

(iii) sole power to dispose or to direct the deposition of:

24,803

(iv) shared power to dispose or to direct the disposition of : 0

H.

Beth A. Walsh

(a)

Amount Beneficially Owned:

6,514

(b)

Percent of Class:

0.09%

(c)

Number of shares to which the person has:

(i) sole power to vote or to direct the vote:

6,514

(ii) shared power to vote or to direct the vote:

0

(iii) sole power to dispose or to direct the deposition of:

6,514

(iv) shared power to dispose or to direct the disposition of : 0

Item

5.

Ownership of 5% or less of class:

Not Applicable

Item

6.

Ownership of more than 5% on behalf of another person:

N/A

Item

7.

Identification and classification of the subsidiary which acquired the security being reported by the parent holding company:

N/A

Item

8.

Identification and classification of members of the group:

N/A

Item

9.

Notice of dissolution of group:

N/A

Item

10.

Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13G is true, complete and correct.

Dated: April 26, 2004

Walsh R.E., Ltd

Dennis N. Walsh

/s/ Dennis N. Walsh

/s/ Dennis N. Walsh

___________________________

________________________

Dennis N. Walsh, its President

Dennis N. Walsh, Individually

Norman E. Walsh, Sr. Irrevocable Trust

Norman E. Walsh, Sr. Revocable Trust

/s/ Dennis N. Walsh

/s/ Dennis N. Walsh

__________________________

______________________

Dennis N. Walsh, Co-Trustee

Dennis N. Walsh, Trustee

Timothy E. Walsh

Kevin M. Walsh

/s/ Timothy E. Walsh

/s/ Kevin M. Walsh

__________________________

_________________________

Timothy E. Walsh, Individually

Kevin M. Walsh, Individually

Norman E. Walsh, Jr.

Leslie G. Walsh

/s/ Norman E. Walsh, Jr.

/s/ Leslie G. Walsh

_________________________

__________________________

Norman E. Walsh, Jr., Individually

Leslie G. Walsh, Individually

Beth A. Walsh

/s/ Beth A. Walsh

__________________________

Beth A. Walsh

EXHIBIT INDEX

Exhibit A.	Joint Filing Agreement dated April 26, 2004.
Exhibit B.	Power of Attorney dated April 26, 2004.

Exhibit A

JOINT FILING AGREEMENT

This Joint Filing Agreement is entered into as of April 26, 2004 by and among the undersigned persons.

The undersigned hereby agree that the Statement on Schedule 13G, dated April 26, 2004, with respect to the Common Stock of American Safety Insurance Holdings, Ltd., is, and any amendments thereto executed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1)(iii), and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

It is understood and agreed that the joint filing of Schedule 13G shall not be construed as an admission that the reporting persons named herein constitute a group for purposes of Regulation 13D-G of the Securities Exchange Act of 1934, nor a joint venture for purposes of the Investment Company Act of 1940.

Walsh R.E., Ltd

Dennis N. Walsh

/s/ Dennis N. Walsh

/s/ Dennis N. Walsh

___________________________

______________________________

Dennis N. Walsh, its President

Dennis N. Walsh, Individually

Norman E. Walsh, Sr. Irrevocable Trust

Norman E. Walsh, Sr. Revocable Trust

/s/ Dennis N. Walsh

/s/ Dennis N. Walsh

__________________________

______________________________

Dennis N. Walsh, Co-Trustee

Dennis N. Walsh, Trustee

Timothy E. Walsh

Kevin M. Walsh

/s/ Timothy E. Walsh

/s/ Kevin M. Walsh

__________________________

______________________________

Timothy E. Walsh, Individually

Kevin M. Walsh, Individually

Norman E. Walsh, Jr.

Leslie G. Walsh

/s/ Norman E. Walsh, Jr.

/s/ Leslie G. Walsh

____________________________

_______________________________

Norman E. Walsh, Jr., Individually

Leslie G. Walsh, Individually

Beth A. Walsh

/s/ Beth A. Walsh

_____________________________

Beth A. Walsh

Exhibit B

POWER OF ATTORNEY

Know all by these presents, that the undersigned, hereby constitute and appoint Dennis N. Walsh as the undersigned’s true and lawful attorney-in-fact and agent to:

(1)

execute for and on behalf of the undersigned, holders of a registered class of securities of American Safety Insurance Holdings, Ltd (the “Company”), Schedules 13D and/or 13G, whichever applicable, in accordance with Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder;

(2)

do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such Schedules 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such forms or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)

take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grant to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledge that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned are no longer required to file Forms 13G or 13D with respect to the undersigned’s holdings of and transactions in securities issued by the Company, or (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 26th day of April, 2004.

Walsh R.E., Ltd

Beth A. Walsh

/s/ Dennis N. Walsh

/s/ Beth A. Walsh

__________________________

_____________________

Dennis N. Walsh, its President

Beth A. Walsh

Norman E. Walsh, Sr. Irrevocable Trust

Norman E. Walsh, Sr. Revocable Trust

/s/ Norman E. Walsh

/s/ Dennis N. Walsh

__________________________

______________________

Norman E. Walsh, Jr., Co-Trustee

Dennis N. Walsh, Trustee

Timothy E. Walsh

Kevin M. Walsh

/s/ Timothy E. Walsh

/s/ Kevin M. Walsh

__________________________

_________________________

Timothy E. Walsh, Individually

Kevin M. Walsh, Individually

Norman E. Walsh, Jr.

Leslie G. Walsh

/s/ Norman E. Walsh, Jr.

/s/ Leslie G. Walsh

_________________________

__________________________

Norman E. Walsh, Jr., Individually

Leslie G. Walsh, Individually

Page # of 29 Pages